LETTER AGREEMENT

Russell Investment Management Company

1301 Second Avenue, 18th Floor

Seattle, WA 98101

Re:	Advisory Agreement

This Letter Agreement relates to the Advisory Agreement between Russell Investment Company (“RIC”) and Russell Investment Management Company (“RIMCo”) dated December 2, 2014 (the “Agreement”). RIC advises you that it is creating a new fund to be named the Russell Tax-Managed International Equity Fund (the “New Fund”). RIC desires RIMCo to provide advisory services to the New Fund pursuant to the terms and conditions of the Agreement. Exhibit A of the Agreement is hereby amended to include the New Fund, with an annual advisory fee of 85 basis points of average daily net assets, payable as set forth in Section 4 of the Agreement.

Please indicate your acceptance of the amendment to the Agreement by executing this Letter Agreement and returning it to the undersigned.

Sincerely,

RUSSELL INVESTMENT COMPANY

By:
Mark E. Swanson, Treasurer

Accepted this day of , 2015.

RUSSELL INVESTMENT
MANAGEMENT COMPANY

By:
Jeffrey T. Hussey, President

Frank Russell Company agrees to provide research and other resources without charge to RIC upon the request of the Board of Trustees or Officers of the Trust, or upon the request of RIMCo pursuant to Section 2(h).

FRANK RUSSELL COMPANY

By:
Leonard P. Brennan
President and Chief Executive Officer

Main Advisory Agreement